UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2018 (May 15, 2018)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01  Entry into a Material Definitive Agreement.

On May 15, 2018, Resolute Energy Corporation (the “Company”), Monarch Energy Holdings LLC and Monarch Alternative Capital LP (together, “Monarch”) entered into a settlement agreement (the “Agreement”) regarding nominations to the Company’s Board of Directors (the “Board”) and related matters.

The Agreement provides for, among other things, (i) the expansion of the size of the Board from eight members to eleven members and the appointment to the Board of Joseph Citarrella, Managing Principal of Monarch Alternative Capital LP, Wilkie S. Colyer, Jr., Principal of Goff Capital, Inc., and Robert J. Raymond, founding member and portfolio manager of RR Advisors, LLC d/b/a RCH Energy, effective as of May 15, 2018, and (ii) the Company’s agreement to seek stockholder approval, at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”), to amend the Company’s certificate of incorporation to provide for the declassification of the Board.  If approved by the Company’s stockholders at the 2018 Annual Meeting, each director elected at the 2018 Annual Meeting and each director elected at each future annual meeting will be elected for a one-year term such that commencing with the Company’s 2020 annual meeting of stockholders, all directors standing for election at such meeting will be elected for one-year terms. Mr. Citarrella will serve in the class of directors with terms expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”) and Messrs. Colyer and Raymond will serve in the class of directors with terms expiring at the Company’s 2020 annual meeting of stockholders. Also pursuant to the Agreement, prior to the 2019 Annual Meeting, the Board will not be expanded to greater than eleven directors without the approval of the Monarch director designee.

The Agreement provides that, at the 2018 Annual Meeting, Monarch will cause all shares of common stock owned by it and its affiliates to be present for quorum purposes and to be voted in favor of each director candidate nominated by the Company and in favor of the other proposals to be considered at the 2018 Annual Meeting. Monarch also agreed to (i) withdraw its previously announced nominations of Mr. Citarrella, Patrick Bartels and Samuel Langford to the Board and (ii) abide by certain customary standstill obligations (subject to customary exceptions) until the date of the 2019 Annual Meeting, or under certain circumstances, such earlier date as defined under the Agreement.  The Agreement, including the standstill restrictions, will terminate on the day of the 2019 Annual Meeting unless Monarch elects to terminate the Agreement at any time from and after the tenth business day prior to the expiration date of the Company’s advance notice period for the nomination of directors at the 2019 Annual Meeting (an “Investor Termination”).  In the event of an Investor Termination, the Monarch director designee will resign immediately upon, and as a condition to, the effectiveness of such termination.

Pursuant to the Agreement, the Company agreed to engage each of Petrie Partners, LLC and Goldman Sachs & Co. LLC on customary and reasonable terms to assist the Company in a review of the Company’s business plan, competitive positioning, and potential strategic alternatives, including potential merger, sale or business combination alternatives.

The description above does not purport to be complete and is qualified in its entirety by the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 15, 2018, the Company issued a press release announcing that it had entered into the Agreement.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2018, in accordance with the Agreement, the Board appointed (i) Mr. Citarrella as a Class I director of the Company and (ii) Messrs. Colyer and Raymond as Class II directors of the Company.

There are no transactions involving the Company and any of Messrs. Citarrella or Colyer that the Company would be required to report pursuant to Item 404(a) of Regulation S-K. Mr. Raymond’s brother, Colin Raymond, is the Chief Executive Officer of Compass Well Services (“Compass”), which performs certain oilfield services in the Permian Basin for Resolute Natural Resources Company, LLC. An affiliate of RR Advisors, LLC, of which Mr. Raymond is the sole member, holds a non-controlling ownership interest in Compass. Additionally, each of Mr. Raymond’s father, Lee Raymond, his brother, Colin Raymond, and other brother, John Raymond, hold a non-controlling ownership interest in Compass. In 2017 and 2018, the Company made payments in the amounts of approximately $4.1 million and $2.6 million, respectively, to Compass in exchange for such services.

Messrs. Citarrella, Colyer and Raymond will receive pro-rated equity and cash compensation for 2018 in accordance with the Company’s standard director compensation arrangements as described in its Proxy Statement.

The information set forth under Item 1.01 of this Current Report on Form 8-K, as well as the press release attached as Exhibit 99.1 to this Current Report on Form 8-K, are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description
10.1*	Settlement Agreement, dated May 15, 2018, by and among Resolute Energy Corporation, Monarch Energy Holdings LLC and Monarch Alternative Capital LP
99.1	Press Release dated May 15, 2018

* Exhibits have been omitted pursuant to Item 601(b)(2) of Resgulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securites and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2018	RESOLUTE ENERGY CORPORATION

	By:	/s/ Richard F. Betz
Richard F. Betz
Chief Executive Officer